EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-134867, 333-137961 and 333-130193, in Registration Statement Nos. 333-121350, 333-115765, and 333-157760 on Form S-3; in Registration Statement No. 333-132340 on Form S-4, and in Post-Effective Amendment No.1 to Registration Statement Nos. 333-87633 and 333-84344 on Form S-8, of our reports dated September 28, 2009, relating to the consolidated financial statements and consolidated financial statement schedules of Ferrellgas Partners, L.P., and the effectiveness of Ferrellgas Partners, L.P.’s internal control over financial reporting, appearing in this Amendment No. 1 to the Annual Report on Form 10-K/A of Ferrellgas Partners, L.P. for the year ended July 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Kansas City, Missouri

November 6, 2009